Exhibit 23 (b)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Computer Task Group, Incorporated:

We consent to the incorporation by reference in the registration statements No. 333-51162, 333-143080, 333-167461, 333-183206, 333-206219, 333-219911 and 333-251430 on Form S-8 of Computer Task Group, Incorporated of our report dated March 15, 2019, with respect to the consolidated statements of operations, comprehensive income (loss), cash flows, and shareholders’ equity of Computer Task Group, Incorporated for the year ended December 31, 2018, and the related notes and financial statement schedule (collectively, the consolidated financial statements), which report appears in the December 31, 2020 annual report on Form 10-K of Computer Task Group, Incorporated.

/s/ KPMG LLP

Rochester, New York

March 12, 2021